NEWS RELEASE

PARK PLACE ENERGY CORP.

November 23, 2007	OTCBB:PRPL
FRANKFURT: 3P2

Park Place Energy Corp. Centralizes Its Offices in Calgary, Alberta,
Appoints New President and CEO

Calgary, Alberta, November 23, 2007 - Park Place Energy Corp. (the “Company”) announces that, in order to better serve its shareholders, effective December 2007 it will be centralizing its administrative and managerial functions in Calgary, the centre of the oil and gas industry in Canada. In connection with this initiative, David Stadnyk has elected to step down as President and CEO of the Company but has agreed to continue to serve the Company as President of its newly formed subsidiary, Park Place International, a company which will focus on developing opportunities for the Company outside of North America.

Eric Leslie (the current Secretary of the Company) will replace Mr. Stadnyk as President and CEO. Mr. Leslie has extensive experience in the oil and gas industry, having worked for both major and small independent companies including PanCanadian Petroleum Corporation (now EnCana Corporation), Amoco Canada Petroleum Company Ltd. and Phoenix Resources Ltd. Mr. Leslie is currently CEO of Vanguard Exploration Corp.

ABOUT PARK PLACE ENERGY

Park Place Energy is first and foremost an international high impact energy play corporation. Currently, its primary activity is in oil and gas exploration in the North Sea, as well as the development and production of its Canadian assets including the recently announced major gas find in British Columbia. Park Place utilizes its expertise in the oil and gas industry to enhance shareholder value and profitability by pursuing attractive opportunities in the international oil and gas industry. Using the appropriate financial resources and the latest technologies, Park Place Energy, alone or through creative joint ventures and innovative partnerships, has a strategic five-year operating plan to optimize profitability and shareholder value.

FOR FURTHER INFORMATION CONTACT:

Investor Relations at 1 877 305 1166
Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Vancouver Office:
           Suite 1220 – 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8

Calgary Head Office:
           Suite 300, 840 – 6th Avenue SW, Calgary, Alberta, Canada, T2P 3E5

          Toll Free: 1 877 685 0076

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or alter any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.